FOR IMMEDIATE RELEASE

UC Hub Group, Inc. and Sky Pacific Innovations, Inc. announce Merger

September 15, 2008 – Los Angeles, California – UC HUB, INC. (OTC – Bulletin Board: UCHB), a publicly traded company currently on the Over the Counter, today announced that it has entered into a Agreement and Plan of Merger with Sky Pacific Innovations, Inc. (“Skypac”), which has been unanimously approved by the board of directors of each company.  The merger is expected to close during the 4th quarter of 2008, pending SkyPac shareholder approval and the completion of other customary conditions.

UC Hub Chairman, CEO and President Larry Wilcox has architected the merger transaction as a positive solution to the company’s enormous debt problem.  Under the merger agreement, UC Hub will form a wholly owned subsidiary which will be merged with and into Skypac which will become a wholly owned subsidiary of UC Hub.   In exchange for 100 percent of the issued and outstanding common stock of Skypac, UC Hub will issue the Skypac shareholders convertible preferred stock which is convertible into the common stock of UC Hub representing 90 percent of the issued and outstanding common stock of UC Hub as of the effective date of the merger.  The Skypac shareholders have agreed to limit conversion of the preferred stock to no more than 10 percent for one year from the date of issuance. The existing UC Hub common shares will remain outstanding and will represent approximately 10 percent of the common shares outstanding as of the effective date of the merger.  Following the merger, and with the assistance of Mr. Wilcox, the remaining UC Hub subsidiaries; Esafe, Three, Inc., DCL Environmental Systems, Inc. and Allcom will be spun-off or shut down.

The merger is contingent upon UC Hub management reaching settlements with the company’s existing creditors and the company intends to compensate the creditors with shares of its common stock as part of the settlement agreements.  UC Hub management anticipates that it will need to issue up to 50 million shares of its common stock as an aggregate to comply with the existing issued and outstanding shares and to satisfy the creditors. Each creditor will also receive their pro-rata share of the spin-off companies as a potential “up-side” of the transaction.

UC Hub Chairman, CEO and President, Larry Wilcox will step down from his positions as an officer and director of UC Hub and the current Skypac directors, Fernando Yanguela, Guillermo M. Moreno and Manolo Gomez, Phd. will become the directors of UC Hub.  Fernando Yanguela will become the President and Secretary of UC Hub and Skypac and Manolo Gomez will become the Chief Financial Officer of UC Hub and Skypac.

The combined entity will initially retain the UC Hub name and existing ticker symbol of “UCHB.”   However, the new board intends to immediately change the name of the company to: “Sky Pacific Innovations, Inc.” which will require a symbol change.

Mr. Wilcox states, “this merger is a creative opportunity for the creditors, for the shareholders and for the spin off subsidiaries.  The enormous debt of the company was an issue and there were only two choices: filing for bankruptcy or putting this deal together.  Forming a new company combined with the potential of 2-4 new spin out companies with equity in each of them seemed like the ‘high road’ for all concerned.  Logic and upside seem to lean heavily in favor of the Skypac choice and the potential relative value for the creditors and shareholders. The merger solution directly and indirectly brings management, intellectual capital in the patent, funding, existing contracts worth $3.2 Million, increased revenue, and increased market cap. We are pleased to be able to architect and serve this opportunity, and to build a very unique industry platform in a world that needs alternative energy solutions.  This is a solution and not simply a vision.  This transaction leaves UC Hub with a relatively clean balance sheet and a $20 Million funded alternative company with patents and existing sales.”

Mr Wilcox further states, “the merger is expected to create a timely new ‘green’ business with access to capital that can now accelerate business.  The merger is also expected to accretive earnings in the first full fiscal year of combined operations, and the company is projected to have a significant increase in market capitalization with the intent to install 40 more systems in Guatemala alone.  Skypac is also in discussions with other governments.  The wonderful part of this alternative energy solution is there are no new fuels or chemical, no new additives, no residual pollutants, and all new energy.  The potential economic impact this will have on municipalities, communities and families is significant.  Skypac will bring light to dark places.”

In connection with the merger, holders of a majority of the outstanding shares of each company have agreed to vote in favor of the transaction.

About UC Hub Group, Inc.

UC Hub Group, Inc. operates as a software development, marketing and digital distribution company for transaction based operations on the web and mobile phone.  HC Hub’s current focus is municipal software, and its OurTown2 products.  The company’s software infrastructure is a key element to providing customers with the ability to adjust to the constant changes in the marketplace. The applications are real-time on-demand applications.

OurTown2 is the company’s municipal government software that interfaces customer or citizen with municipal government management software that has been sold and/or licensed to multiple cities throughout the United States. The base software code has been updated and enhanced to include expanded transaction-based services for a municipality to increase revenue while maintaining the audit requirements needed to comply with state and federal funding programs. A companion product helps governments reduce the burden on their 911 call centers by providing online answers to citizens' frequently asked questions. The software can schedule, track, manage, report, query, do costing analysis, budget and allocate resources. It is our hope to upgrade this service offering in 2007 so that it is a more robust Application Service Product (ASP) model.

OurTown2 currently has software license and maintenance contracts with 11 cities, including Atlanta, Georgia, with online services available to over one million residents. The 11 cities can now be offered some of the company’s complimentary software services including VoIP, Wi-Fi, payroll and electronic payments. The software helps municipalities manage their city infrastructure and makes the interface with their citizens more responsive and natural. Our OT2.com website details our government services division and the respective services that are offered.

Sky Pacific Innovations, Inc.

Sky Pacific Innovations, Inc. is a British Virgin Island Company which has developed its patented alternative energy solution know as “ELPA” (Electricity Per Vehicle) for the international markets.  The ELPA creates energy by placing small compressors in the road way.  Energy is created when vehicle traffic runs over the compressor which operates a pump that creates the energy.  The projections for return on investment (ROI) model is less than three years and produces passive recurring energy and income for municipalities thereafter.  Skypac has entered in a contract to begin the first phase of the roll out of its patented technology  in Guatemala City, Guatemala and expects to install 40 more systems in the surrounding areas.  Skypac with its team of engineers believes it has one of the most efficient alternative energy solutions and this alternative form will be their legacy.  Skypac has seasoned engineers in place that have spent over seven figures in the development of this technology and subsequently the robust R & D department has patents filed in Madrid, Spain.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for the parties. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors that could cause results to differ materially from estimated results.  Management cautions that all statements as to future results of operations are necessarily subject to risks, uncertainties and events that may be beyond the control of UC HUB Group Inc and no assurance can be given that such results will be achieved.  Potential risks and uncertainties include, but are not limited to, the ability to procure, properly price, retain and successfully complete projects, the availability of technical personnel, changes in technology and competition.

Contact:
info@uchub.net
(800) 278-8870
UC Hub Group, Inc. (UCHB.OB)